Centraxx

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P r e s s  R e l e a s e                     OTCBB:CNXX
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Location Technology Innovator Centraxx Corp.
Is Acquired By U.S. Company

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LAS VEGAS, Nevada (May 25, 1999) -- Composite Design, Inc. today announced that it has acquired all of the outstanding shares of location technology innovator Centraxx Corp. of Mississauga, Ontario. Pursuant to the Share Exchange Agreement, Composite Design issued 15,234,415 restricted shares to the stockholders of Centraxx Corp. Immediately following the acquisition the corporate name was changed to Centraxx Inc. to better reflect the nature of the ongoing business. Centraxx Corp. will operate as a wholly owned subsidiary of Centraxx Inc. and continue to be based in Mississauga.

Centraxx is a wireless data communications company specializing in providing location technology solutions. Location technology as an industry has emerged in the past 10 years and in North America it has become a multi-billion dollar business. With safety and security needs on the rise the industry is expected to continue its phenomenal growth trend in step with technology advancements.

Centraxx has developed an advanced technology utilizing RF single-point tracking which can be deployed to provide cost-effective and efficient solutions for numerous safety, security and location information needs. This revolutionary UNI-POINT technology operates within a network environment and does not rely on the Global Positioning System (GPS). Centraxx has filed a broad based patent application to protect its unique technology.

Centraxx is set to introduce its first location based products in response to consumer driven demand for stolen vehicle recovery and emergency assistance devices. The Centraxx Vehicle Tracking & Recovery System will offer superior pinpoint, real-time tracking and locating at a price well below existing systems, making it the first automobile locating system with mass market appeal. Features will include 24/7 monitoring, automatic arming/disarming, 30 second response to theft and 10 meter locating accuracy. The Company will also offer optional roadside and emergency notification service with Centraxx PLUS. Drivers will be able to summon help to their exact location, including tow truck, ambulance and police--all at the touch of button. Product availability is anticipated in Q1 2000 in certain select areas.

The Company intends to ultimately offer national coverage to its customers and to achieve this an aggressive network deployment strategy is being implemented. In order to accelerate the establishment of a North American network Centraxx is in the process of licensing certain regional territories.

Centraxx Inc. stock is available for quotation and trading through the OTC Bulletin Board under the symbol CNXX. There are currently 17,906,965 shares issued and outstanding. Detailed information regarding Centraxx and its products and services can be found on the World Wide Web at http://www.centraxx.com



For more information contact:

Financial Public Relations
Contact:
Chuck Courson, Director
Frankopan & Co.
Tel. 905-814-0030 Ext. 243
E-mail ccourson@frankopan.com
Company Contact:
Stewart Somers, Executive
V.P. and C.F.O.
Centraxx Inc.
Tel. 905-826-9988 Ext. 236
E-mail ssomers@centraxx.com


Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, acceptance of the Company's products, increased levels of competition, new products, technological changes, the Company's dependence upon third-party suppliers, and other risks detailed from time to time in company documents.

(The information in this release has been neither approved nor disapproved by any regulatory body.)

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